                  [GEORGE MASON BANKSHARES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE
CONTACT: JAMES CONSAGRA, TREASURER (703) 502-7170
JULY 16, 1996

                        GEORGE MASON BANKSHARES, INC.
                            REPORTS 15.9% INCREASE
                          IN SECOND QUARTER EARNINGS

The Board of Directors of George Mason Bankshares, Inc. (NASDAQ: GMBS) reported that net income increased 15.9% for the second quarter of 1996, despite $262 thousand in non-recurring expenses associated with the merger with Palmer National Bancorp, Inc. Net income totalled $1.62 million or $.32 per share compared to $1.40 million or $.29 per share for the second quarter of 1995.
Net income for the first six months of 1996 was $3.04 million compared to $2.70 million for the first half of 1995, representing an increase of 12.7%. Earnings per share for the comparable six month periods of 1996 and 1995 were $.60 and $.56 respectively.

The improvement in earnings for the second quarter and first six months of 1996 were primarily attributable to higher net interest income and strong growth in non-interest income. "The improvement in our results, in broad terms, is attributable to our efforts to emerge as the Greater Washington area's foremost community bank," said Bernard H. Clineburg, CEO of George Mason Bankshares. "More specifically, our mortgage operation has become an increasingly important part of our business, providing an important contribution to earnings." Increased non-interest expenses for the second quarter partially offset the improvement in earnings.

Supporting the growth in net interest income was a higher level of average earnings assets which was partially offset by a decline in the net interest margin percentage. Non-interest income provided a significant contribution to year-to-date earnings led by a substantial increase in gains on mortgage loans held for resale, a result of the activities of George Mason Mortgage Corporation. Other increases in non-interest income included improvements in fee income and service charges and an increase in gains on securities sales.

Total assets increased to $772.7 million at June 30, 1996 compared to $612.9 million at June 30, 1995, an increase of 26.1%. Total deposits grew by 19.4% to $604.5 million compared to $506.4 million on the same date last year. Loans, net of unearned income, increased by $79.9 million or 31.7% to $332.3 million at June 30, 1996.

In support of the Company's growth strategy, non-interest expenses increased by $1.7 million or 26.8% for the second quarter of 1996. Year-to-date non-interest expense for 1996 increased to $16.2 million compared to $11.8 million for the same period last year. The single largest component of the increase in non-interest expenses was related to commissions and salaries expense at the mortgage company as a result of the previously noted increased production.

Effective May 17, 1996, Palmer National Bancorp, Inc., the holding company for Palmer National Bank, merged into Mason Holding Company, a subsidiary of George Mason Bankshares, Inc. Approximately 925,600 shares of GMBS stock were exchanged, and the merger was accounted for as a pooling of interests. Accordingly, all financial data for the current and prior periods has been restated to reflect the financial position and the results of operations on a consolidated basis from the earliest period presented. At June 30, 1996 Palmer National Bank's total assets were $98.9 million; loans, net of unearned income, were $77.6 million; deposits were $72.7 million; and shareholders' equity was $8.7 million. "We are very pleased with the progress of our integration of Palmer National into George Mason Bankshares, we expect to realize additional e fficiencies while expanding our customer base," said Clineburg. Clineburg added that he expects the transaction to be accretive (positive to earnings) by the end of the second year as originally planned.

The Company recently announced a cash dividend of $.11 per share for the second quarter of 1996, marking the Company's 37th consecutive quarterly dividend. This dividend represents a 10% increase over the first quarter dividend of $.10 per share.

George Mason Bankshares, Inc. is a multi-bank holding company headquartered in Fairfax, Virginia. The Company operates 20 banking offices and 5 mortgage lending offices throughout Virginia, the District of Columbia and Montgomery County, Maryland.


                                     ###

GEORGE MASON BANKSHARES, INC
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(unaudited)



                                                                            JUNE 30, 1996    DECEMBER 31, 1995      JUNE 30, 1995
- ---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                           $33,466              $36,308            $30,145
Federal funds sold                                                                  9,000               15,000             21,000
Trading securities                                                                      0                5,693              5,514
Securities available-for-sale                                                     253,541              187,581            162,351
Securities held-to-maturity                                                        67,068               68,660             87,874
Mortgage loans held for resale                                                     59,805               55,482             40,988

Loans, net of unearned discount and loan fees                                     332,304              299,558            252,381
Less: Allowance for loan losses                                                    (5,687)              (5,529)            (5,816)
                                                                       -----------------------------------------------------------
Loans, net                                                                        326,617              294,029            246,565

Bank premises and equipment, net                                                    9,835                9,841              8,706
Accrued income receivable                                                           8,611                4,406              4,800
Other assets                                                                        4,662                4,156              4,885
Other real estate                                                                      75                  109                 48
                                                                       -----------------------------------------------------------
TOTAL ASSETS                                                                     $772,680             $681,265           $612,876
                                                                       ===========================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
  Demand                                                                         $122,845             $116,699           $101,354
  Interest checking                                                                44,925               48,300             46,400
  Savings                                                                         156,593              146,413            135,758
  Time                                                                            280,136              243,052            222,912
                                                                       -----------------------------------------------------------
Total Deposits                                                                    604,499              554,464            506,424

Borrowed funds                                                                    102,455               60,747             48,519
Other liabilities                                                                   7,040                6,360              4,384
Dividends payable                                                                     548                  398                379
                                                                       -----------------------------------------------------------
TOTAL LIABILITIES                                                                 714,542              621,969            559,706

SHAREHOLDERS' EQUITY
Preferred stock                                                                         0                    0                  0
Common stock                                                                        5,537                5,427              5,369
Surplus                                                                            37,882               37,044             34,758
Retained earnings                                                                  18,486               16,115             13,619
Treasury stock and unearned ESOP                                                        0                  (42)               (59)
Unrealized holding gain (loss) on securities available-for-sale                    (3,767)                 752               (517)
                                                                       -----------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                         58,138               59,296             53,170
                                                                       -----------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $772,680             $681,265           $612,876
                                                                       ===========================================================



BOOK VALUE PER SHARE *                                                             $11.63               $12.09             $10.99
                                                                       ===========================================================



ACTUAL SHARES OUTSTANDING *                                                         4,999                4,903              4,837
                                                                       ===========================================================

* Adjusted for the three-for-two stock split effective January 31, 1996.

GEORGE MASON BANKSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(unaudited)

                                              THREE MONTHS            THREE MONTHS             SIX MONTHS              SIX MONTHS
                                                  ENDED                  ENDED                   ENDED                   ENDED
                                              JUNE 30, 1996          JUNE 30, 1995           JUNE 30, 1996           JUNE 30, 1995
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                         $9,349                  $7,403                 $18,662                 $14,231
Interest on Federal funds sold
  and repurchase agreements                            92                     394                     241                     579
Interest on securities:
  Taxable                                           4,080                   3,575                   7,877                   6,959
  Tax-exempt                                          281                     229                     608                     456
                                           ---------------------------------------------------------------------------------------

TOTAL INTEREST INCOME                              13,802                  11,601                  27,388                  22,225
INTEREST EXPENSE
Interest on deposits                                5,126                   4,450                  10,037                   8,177
Interest on borrowed funds                            745                     427                   1,413                     795
                                           ---------------------------------------------------------------------------------------

TOTAL INTEREST EXPENSE                              5,871                   4,877                  11,450                   8,972
                                           ---------------------------------------------------------------------------------------

  NET INTEREST INCOME                               7,931                   6,724                  15,938                  13,253
PROVISION FOR LOAN LOSSES                               0                     (82)                    181                     (47)
                                           ---------------------------------------------------------------------------------------
  NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                       7,931                   6,806                  15,757                  13,300

OTHER INCOME
  Service charges                                     759                     362                   1,414                     870
  Gain (loss) on sales of securities
    available-for-sale                                 39                     115                     320                     132
  Gain on sales of mortgage loans
    held for resale                                 1,193                     602                   2,286                     846
  Other                                               340                     377                     784                     422
                                           ---------------------------------------------------------------------------------------
TOTAL OTHER INCOME                                  2,331                   1,456                   4,804                   2,270

OTHER EXPENSES
  Salaries and employee benefits                    4,511                   3,272                   9,249                   6,086
  Occupancy expenses                                  753                     583                   1,515                   1,127
  Equipment expenses                                  532                     389                   1,076                     711
  Other operating expenses                          2,177                   2,045                   4,377                   3,849
                                           ---------------------------------------------------------------------------------------
TOTAL OTHER EXPENSES                                7,973                   6,289                  16,217                  11,773
                                           ---------------------------------------------------------------------------------------

INCOME BEFORE APPLICABLE INCOME TAXES               2,289                   1,973                   4,344                   3,797
INCOME TAXES                                          667                     574                   1,303                   1,098
                                           ---------------------------------------------------------------------------------------

NET INCOME                                         $1,622                  $1,399                  $3,041                  $2,699
                                               ==========              ==========              ==========              ==========

EARNINGS PER SHARE *                                $0.32                   $0.29                   $0.60                   $0.56
                                               ==========              ==========              ==========              ==========


CASH DIVIDENDS DECLARED PER SHARE *                 $0.11                   $0.09                   $0.21                   $0.18
                                               ==========              ==========              ==========              ==========


WEIGHTED AVERAGE SHARES OUTSTANDING *               5,138                   4,878                   5,107                   4,833
                                               ==========              ==========              ==========              ==========

* Adjusted for the three-for-two stock split effective January 31, 1996.

GEORGE MASON BANKSHARES INC.,

FINANCIAL HIGHLIGHTS
SECOND QUARTER 1996
(Dollars in thousands, except per share data)

SUMMARY PAGE                                                1996                1995                CHANGE              % CHANGE
                                                      ------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED JUNE30:
     NET INCOME                                             $1,622              $1,399                 $223                   15.9%
     EARNINGS PER SHARE                                        0.32                0.29                 0.03                  10.3%
     RETURN ON AVERAGE ASSETS                                 0.93%               0.98%               -0.05%                  -5.1%
     RETURN ON AVERAGE EQUITY                                10.67%              10.48%                0.19%                   1.8%
     NET INTEREST MARGIN                                      4.93%               5.09%               -0.16%                  -3.1%

     WEIGHTED AVERAGE SHARES OUTSTANDING                      5,138               4,878                 260                    5.3%


FOR THE SIX MONTHS ENDED JUNE 30:
     NET INCOME                                             $3,041              $2,699                 $342                   12.7%
     EARNINGS PER SHARE                                        0.60                0.56                0.04                    7.1%
     RETURN ON AVERAGE ASSETS                                 0.90%               0.98%               -0.08%                  -8.2%
     RETURN ON AVERAGE EQUITY                                10.13%              10.38%               -0.25%                  -2.4%
     NET INTEREST MARGIN                                      5.07%               5.21%               -0.14%                  -2.7%

     WEIGHTED AVERAGE SHARES OUTSTANDING                      5,107               4,833                 274                    5.7%

     ACTUAL SHARES OUTSTANDING                                4,999               4,837                 162                    3.3%
     BOOK VALUE PER SHARE                                   $11.63              $10.99                $0.64                    5.8%


PERIOD END TOTALS:
TOTAL ASSETS                                              $772,680            $612,876             $159,804                   26.1%
LOANS, (NET OF UNEARNED DISCOUNT AND LOAN FEES)*****       332,304             252,381               79,923                   31.7%
MORTGAGE LOANS HELD FOR RESALE                              59,805              40,988               18,817                   45.9%
DEPOSITS                                                   604,499             506,424               98,075                   19.4%
SHAREHOLDERS' EQUITY                                        58,138              53,170                4,968                    9.3%

ALLOWANCE FOR LOAN LOSSES                                    5,687               5,816                 (129)                  -2.2%
NONPERFORMING ASSETS                                         3,253               3,842                 (589)                 -15.3%

****BEFORE RESERVES

GEORGE MASON BANKSHARES, INC.

FINANCIAL HIGHLIGHTS
SECOND QUARTER 1996
(Dollars in thousands, except per share data)

                                                               1996                1995           $  CHANGE               % CHANGE
- -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS:

FOR THE THREE MONTHS ENDED JUNE 30:
     NET INTEREST INCOME                                    $7,931              $6,724               $1,207                   18.0%
     PROVISION FOR LOAN LOSSES                                   0                 (82)                  82                 -100.0%
     GAIN ON SALES OF MORTGAGE LOANS HELD FOR RESALE         1,193                 602                  591                   98.2%
     NET GAIN (LOSS) ON SALES OF SECURITIES                     39                 115                  (76)                 -66.1%
     OTHER OPERATING INCOME                                  1,099                 739                  360                   48.7%
     OTHER OPERATING EXPENSES                                7,973               6,289                1,684                   26.8%
     INCOME TAXES                                              667                 574                   93                   16.2%
- -----------------------------------------------------------------------------------------------------------------------------------
     NET INCOME                                             $1,622              $1,399                 $223                   15.9%
- -----------------------------------------------------------------------------------------------------------------------------------

FOR THE SIX MONTHS ENDED JUNE 30:
     NET INTEREST INCOME                                   $15,938             $13,253               $2,685                   20.3%
     PROVISION FOR LOAN LOSSES                                 181                 (47)                 228                 -485.1%
     GAIN ON SALES  OF MORTGAGE LOANS HELD FOR RESALE        2,286                 846                1,440                  170.2%
     NET GAIN (LOSS) ON SALES OF SECURITIES                    320                 132                  188                  142.4%
     OTHER OPERATING INCOME                                  2,198               1,292                  906                   70.1%
     OTHER OPERATING EXPENSES                               16,217              11,773                4,444                   37.7%
     INCOME TAXES                                            1,303               1,098                  205                   18.7%
- -----------------------------------------------------------------------------------------------------------------------------------
     NET INCOME                                             $3,041              $2,699                 $342                   12.7%
- -----------------------------------------------------------------------------------------------------------------------------------


PER SHARE INFORMATION:

FOR THE THREE MONTHS ENDED JUNE 30:
     NET INCOME                                              $0.32               $0.29                $0.03                   10.3%
     CASH DIVIDENDS DECLARED                                  0.11                0.09                 0.02                   22.2%

     WEIGHTED AVERAGE SHARES OUTSTANDING                      5,138               4,878


FOR THE SIX MONTHS ENDED JUNE 30:
     NET INCOME                                              $0.60               $0.56                $0.04                    7.1%
     CASH DIVIDENDS DECLARED                                   0.21                0.18                0.03                   16.7%

     WEIGHTED AVERAGE SHARES OUTSTANDING                      5,107               4,833                 274                    5.7%
     ACTUAL SHARES OUTSTANDING                                4,999               4,837                 162                    3.3%

PERIOD END BOOK VALUE                                       $11.63              $10.99                $0.64                    5.8%

GEORGE MASON BANKSHARES, INC.
SECOND QUARTER 1996
(Dollars in thousands, except per share data)

                                                               1996                1995           $  CHANGE               % CHANGE
- -----------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES (SECOND QUARTER)

TOTAL ASSETS                                              $698,251            $571,719             $126,532                   22.1%
LOANS, (NET OF UNEARNED DISCOUNT AND LOAN FEES)*****       317,789             239,824               77,965                   32.5%
MORTGAGE LOANS HELD FOR RESALE                              51,975              34,307               17,668                   51.5%
SECURITIES AND OTHER INVESTMENTS                           281,976             253,778               28,198                   11.1%
DEPOSITS                                                   566,211             478,886               87,325                   18.2%
SHAREHOLDERS' EQUITY                                        61,140              53,526                7,614                   14.2%

****BEFORE RESERVES

SELECTED AVERAGE BALANCES (YEAR TO DATE)

TOTAL ASSETS                                              $682,868            $553,203             $129,665                   23.4%
LOANS, (NET OF UNEARNED DISCOUNT AND LOAN FEES)*****       310,390             241,606               68,784                   28.5%
MORTGAGE LOANS HELD FOR RESALE                              49,634              23,666               25,968                  109.7%
SECURITIES AND OTHER INVESTMENTS                           276,044             242,422               33,622                   13.9%
DEPOSITS                                                   554,316             461,882               92,434                   20.0%
SHAREHOLDERS' EQUITY                                        60,372              52,454                7,918                   15.1%

****BEFORE RESERVES

SELECTED PERIOD END BALANCES (JUNE 30,)

TOTAL ASSETS                                              $772,680            $612,876             $159,804                   26.1%
LOANS, (NET OF UNEARNED DISCOUNT AND LOAN FEES)*****       332,304             252,381               79,923                   31.7%
MORTGAGE LOANS HELD FOR RESALE                              59,805              40,988               18,817                   45.9%
ALLOWANCE FOR LOAN LOSSES                                    5,687               5,816                 (129)                  -2.2%
SECURITIES AND OTHER INVESTMENTS                           320,609             255,739               64,870                   25.4%
DEPOSITS                                                   604,499             506,424               98,075                   19.4%
SHAREHOLDERS' EQUITY                                        58,138              53,170                4,968                    9.3%

****BEFORE RESERVES


SELECTED RATIOS:

FOR THE THREE MONTHS ENDED JUNE 30:

     RETURN ON AVERAGE ASSETS (ANNUALIZED)                    0.93%               0.98%
     RETURN ON AVERAGE EQUITY (ANNUALIZED)                   10.67%              10.48%


FOR THE SIX MONTHS ENDED JUNE 30:

     RETURN ON AVERAGE ASSETS (ANNUALIZED)                    0.90%               0.98%
     RETURN ON AVERAGE EQUITY (ANNUALIZED)                   10.13%              10.38%


GEORGE MASON BANKSHARES, INC.
SECOND QUARTER 1996

(Dollars in thousands, except per share data)              JUNE 30,            JUNE 30,
                                                               1996                1995           $  CHANGE               % CHANGE
- -----------------------------------------------------------------------------------------------------------------------------------
NON PERFORMING ASSETS AND PAST DUE LOANS

AMOUNTS:

NONACCRUAL LOANS                                            $2,442              $2,215                 $227                   10.2%
RESTRUCTURED LOANS                                             736               1,579                 (843)                 -53.4%
- -----------------------------------------------------------------------------------------------------------------------------------
     TOTAL NONPERFORMING LOANS                               3,178               3,794                 (616)                 -16.2%
- -----------------------------------------------------------------------------------------------------------------------------------

OTHER REAL ESTATE                                               75                  48                   27                   56.3%
- -----------------------------------------------------------------------------------------------------------------------------------
     TOTAL NONPERFORMING ASSETS                              3,253               3,842                 (589)                 -15.3%
- -----------------------------------------------------------------------------------------------------------------------------------

PAST DUE LOANS:
NINETY DAYS PAST DUE AND STILL ACCRUING                          0                 301                 (301)                -100.0%
     TOTAL PAST DUE LOANS                                        0                 301                 (301)                -100.0%

- -----------------------------------------------------------------------------------------------------------------------------------
TOTAL NONPERFORMING ASSETS AND PAST DUE LOANS               $3,253              $4,143                ($890)                 -21.5%
- -----------------------------------------------------------------------------------------------------------------------------------

LOANS, (NET OF UNEARNED DISCOUNT AND LOAN FEES)           $332,304             252,381               79,923                   31.7%
ALLOWANCE FOR LOAN LOSSES                                    5,687               5,816                 (129)                  -2.2%


ASSET QUALITY RATIOS:

NONPERFORMING LOANS TO TOTAL LOANS                            0.96%               1.50%

NONPERFORMING ASSETS TO TOTAL LOANS  PLUS
       OTHER REAL ESTATE                                      0.98%               1.52%

NONPERFORMING ASSETS AND PAST DUE LOANS TO
        TOTAL LOANS PLUS OTHER REAL ESTATE                    0.98%               1.64%

PAST DUE LOANS TO TOTAL LOANS                                 0.00%               0.12%

ALLOWANCE FOR LOAN LOSSES TO TOTAL LOANS                      1.71%               2.30%

ALLOWANCE FOR LOAN LOSSES TO NONPERFORMING LOANS            178.95%             153.29%


GEORGE MASON BANKSHARES, INC.
SECOND QUARTER 1996
(Dollars in thousands, except per share data)

                                                          June 30,            June 30,
DEPOSIT MIX: (PERIOD END TOTALS)                              1996                1995           $  CHANGE               % CHANGE
- -----------------------------------------------------------------------------------------------------------------------------------
     DEMAND DEPOSITS                                      $122,845            $101,354              $21,491                   21.2%
     INTEREST CHECKING                                      44,925              46,400               (1,475)                  -3.2%
     MONEY MARKET                                           98,994             117,237              (18,243)                 -15.6%
     SAVINGS ACCOUNTS                                       57,599              18,521               39,078                  211.0%
     CERTIFICATES OF DEPOSIT (LESS THAN $100M)             174,730             144,321               30,409                   21.1%
     IRAS AND KEOGHS                                        33,144              29,243                3,901                   13.3%
     BROKERED DEPOSITS                                       2,673                 198                2,475                 1250.0%
     CERTIFICATES OF DEPOSIT (GREATER THAN $100M)           69,589              49,150               20,439                   41.6%
                                                      -----------------------------------------------------------------------------
          TOTAL DEPOSITS                                  $604,499            $506,424              $98,075                   19.4%